Exhibit I

POWER OF ATTORNEY

FOR CERTAIN REGULATORY FILINGS

INCLUDING CERTAIN FILINGS

UNDER THE SECURITIES EXCHANGE ACT OF 1934

AND THE INVESTMENT ADVISERS ACT OF 1940

I, Ben A. Guill, hereby make, constitute, and appoint Thomas J. Edelman, acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, (i) executing in my name or in my capacity as an officer, member, shareholder, director or partner of any White Deer Entity (as defined below) all documents, certificates, instruments, statements, other filings, and amendments to the foregoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with any registration or regulatory disclosure requirements and/or ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, and 13F, and Schedules 13D and 13G required to be filed with the United States Securities and Exchange Commission in connection with the activities and securities holdings of White Deer Energy L.P., White Deer Energy TE L.P., White Deer Energy FI L.P., Edelman & Guill Energy L.P. and Edelman & Guill Energy Ltd., and each of their respective affiliates and portfolio companies (the “White Deer Entities”) and (ii) delivering, furnishing, or filing any such documents to or with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing, and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: June 25, 2012

/s/ Ben A. Guill
Ben A. Guill
Houston, Texas